EXHIBIT 23.5

Consent fo Independent Certified Public Accountants

We hereby consent to the incorporation reference in the Registration Statement On Form S-8 (No. 333-32678) of Nettaxi.com of our report dated February 15, 2000, except for matters discussed in Note 13 for which the date is March 9, 2000, appearing on page F-3 of Nettaxi.com Annual Report on Form 1 0-K for the year ended December 31, 1999.

BDO SEIDMAN, LLP
San Jose, California
March 30, 2000


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